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                                                                    Exhibit 99.9

                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of June 13, 2002 (the "AGREEMENT"), among Safeguard Scientifics, Inc., a Pennsylvania corporation ("PARENT"), Safeguard Delaware, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("PURCHASER"), and ___________________ (the "STOCKHOLDER"). All terms used herein and not defined shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and ChromaVision Medical Systems, Inc., a Delaware corporation (the "COMPANY") are entering into a Securities Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time, the "PURCHASE AGREEMENT"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the purchase by the Purchaser from the Company of 4,416,404 shares of common stock, par value $.01 per share, of the Company ("COMMON STOCK"), and (ii) the issuance by the Company to the Purchaser of a warrant to purchase common stock (the "WARRANT");

         WHEREAS, pursuant to Section 1.4 of the Purchase Agreement, the Company must call a special meeting of its stockholders to consider and vote upon the approval of (i) the issuance by the Company to the Purchaser of 362,663 shares of Common Stock and the Warrant, (ii) the preemptive rights granted to the Purchaser by the Company under Section 4.3 of the Purchase Agreement and (iii) the issuance by the Company of more than an aggregate of 4,002,547 shares of Common Stock upon the conversion of shares of the Company's Series D 5% Cumulative Convertible Preferred Stock (the "PREFERRED STOCK"), payment of dividends thereon or upon exercise of the warrants to purchase Common Stock issued in connection with the sale of the Preferred Stock (the matters contained in (i), (ii) and (iii) collectively, the "APPROVAL MATTERS");

         WHEREAS, as of the date hereof, the Stockholder owns (beneficially and of record) the number of shares of Common Stock set forth on Schedule I hereto (all such shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the Stockholder's "SHARES");

         WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, Parent and Purchaser have required that the Stockholder enter into this Agreement; and

         WHEREAS, in order to induce Parent and Purchaser to enter into the Purchase Agreement, the Stockholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Stockholder hereby agree as follows:

                                   ARTICLE 1

                              Voting of Shares and
                       Other Covenants of the Stockholder

         Section 1.01 Voting of Shares. From the date hereof until the earliest to occur of (x) the approval of the Approval Matters by the requisite vote of the stockholders of the Company, (y) the

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payment by the Company of the Second Closing Termination Fee (as defined in the
Purchase Agreement) and (z) the date that is six months from the date hereof (the "TERM"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote his/her Shares (i) in favor of the Approval Matters, (ii) against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which is reasonably likely to result in any of the conditions of the Purchaser's obligations under the Purchase Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation, as amended, or Bylaws, as amended, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions or any other actions contemplated by the Purchase Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions and actions contemplated by the Purchase Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

         Section 1.02 No Inconsistent Arrangements. The Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of his/her Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

         Section 1.03 Proxy/Power of Attorney. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of his/her Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "PROXY"), for and in his/her name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.01 above and to vote each of such Shares as his/her Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign his/her name (as stockholder) to any consent, certificate or other document relating to the Company and any matter referred to in Section 1.01 above that Delaware law may permit or require.

         THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM

         Section 1.04 Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his/her Shares, unless such transfer is made in compliance with this Agreement.


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                                   ARTICLE 2

                Representations and Warranties of the Stockholder

         The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

         Section 2.01 Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as his/her Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him/her in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

         Section 2.02 No Conflicts; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties are bound or affected or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of the Stockholder, including, without limitation, the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

         Section 2.03 Title to Shares. The Stockholder is the sole record and beneficial owner of its Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("ENCUMBRANCES"), other than restrictions imposed by the securities laws or pursuant to this Agreement.


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                                   ARTICLE 3

                                  Miscellaneous

         Section 3.01 Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the termination of the Term. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         Section 3.02 Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

         Section 3.03 Certain Events. The Stockholder agrees that this Agreement and the Stockholder's obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

         Section 3.04 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         Section 3.05 Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a) If to Parent or Purchaser:

                                Safeguard Scientifics, Inc.
                                435 Devon Park Drive
                                800 Building
                                Wayne, Pennsylvania  19087
                                Attention:  General Counsel
                                Attention:  610.254.4301


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                                With a copy to:

                                Morgan, Lewis & Bockius LLP
                                1701 Market Street
                                Philadelphia, Pennsylvania 19103
                                Attention:  Richard B. Aldridge
                                Facsimile:  215.963.5299

                  (b) If to the Stockholder, at the address set forth below the Stockholder's name on Schedule I hereto.

         Section 3.06 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         Section 3.07 Headings. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 3.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 3.09 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

         Section 3.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

         Section 3.11 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         Section 3.12 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 3.13 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations


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and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 3.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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         IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be executed as of the date first written above.


                                        SAFEGUARD SCIENTIFICS, INC.


                                        By: __________________________________
                                        Name:
                                        Title:

                                        Safeguard Delaware, Inc.


                                        By: __________________________________
                                        Name:
                                        Title:

                                        STOCKHOLDER


                                        ______________________________________
                                        Print Name:


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                                   Schedule I

                                                         Number of Shares Owned
     Name and Address of Stockholder                     as of _______ __, 2002